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                                                     Exhibit 23.2







               Consent of Independent Accountants




We consent to the incorporation by reference in the registration statement of Home Properties of New York, Inc. on Form S-8 of our report dated February 1, 1996, on our audits of the consolidated balance sheets of Home Properties of New York, Inc. as of December 31, 1995 and 1994, and the consolidated and combined statements of operations, stockholders' equity/owners' deficit and cash flows of Home Properties of New York, Inc. and the Original Properties for each of the three years in the period ended December 31, 1995, which report is included in the Annual Report on Form 10-K.



                                     /s/ Coopers & Lybrand L.L.P.
                                    -----------------------------


Rochester, New York
June 10, 1996